Farmer Mac Reports 2019 Results
- Grew Outstanding Business Volume to $21.1 Billion -
- - Announces 14% Dividend Increase -

WASHINGTON, February 25, 2020 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation's secondary market provider that increases the availability and affordability of credit for the benefit of rural America, today announced its results for the fiscal quarter and fiscal year ended December 31, 2019.
Fourth Quarter 2019 Highlights
•Sequential net business volume growth of $185.6 million to total outstanding business volume of $21.1 billion, primarily driven by the Farm & Ranch line of business
•Net income attributable to common stockholders grew 49% year-over-year to $29.1 million, or $2.70 per diluted common share
•Core earnings, a non-GAAP measure, grew 20% year-over-year to $24.5 million, or $2.27 per diluted common share
•Net interest income grew 17% year-over-year to $49.4 million
•Net effective spread, a non-GAAP measure, increased 18% from the prior-year period to $46.0 million
•90-day delinquencies were 0.78% of the $7.8 billion Farm & Ranch portfolio and 0.29% of total outstanding business volume as of December 31, 2019

Full Year 2019 Highlights
•Net business volume growth year-over-year of $1.4 billion to total outstanding business volume of $21.1 billion, primarily driven by the Rural Utilities and Farm & Ranch lines of business
•Net income attributable to common stockholders of $93.7 million, or $8.69 per diluted common share
•Core earnings grew 12% year-over-year to $93.7 million, or $8.70 per diluted common share
•Net interest income of $173.1 million, compared to $174.4 million for the prior year
•Net effective spread increased 12% from the prior year to $168.6 million

Subsequent to December 31, 2019
•On February 24, 2020, Farmer Mac's board of directors declared a quarterly dividend of $0.80 per common share for first quarter 2020
◦Reflects an increase of $0.10 per common share, or 14%, over the quarterly dividend payout in 2019

"We had an excellent fourth quarter 2019 from both a volume growth and core earnings standpoint, capping off a strong 2019 for Farmer Mac," said President and Chief Executive Officer Brad Nordholm. "Our growth and strong financial performance in 2019 can largely be attributed to closely aligning our business development efforts with our multi-year strategic plan. Entering 2020, Farmer Mac continues to be in excellent financial condition as we strategically focus on the execution of our mission to increase access of financing to rural America by more opportunistically expanding our business volume and market share through utilizing new, innovative solutions to acquire and retain customers. By executing upon our strategic plan with an increased emphasis on customer value and volume growth, we believe we will be well-positioned to further expand our bottom line, and successfully continue to execute upon our mission while delivering value for our shareholders."

Fourth Quarter 2019 Results

Business Volume

During fourth quarter 2019, Farmer Mac added $185.6 million net business volume growth. This increase was driven by net growth of $383.2 million in Farm & Ranch, $52.4 million in USDA Guarantees, and $48.0 million in Rural Utilities. The net growth in these lines of business were partially offset by a net business volume decline in the Institutional Credit line of business of $298.0 million.

The Farm & Ranch line of business experienced net growth of $383.2 million during fourth quarter 2019 attributable to $602.8 million of new loans purchased (including the purchase of a pool of 34 dairy loans in the aggregate amount of $98.1 million) and $65.6 million of new LTSPCs, offset in part by loan repayments of $163.2 million and LTSPC repayments of $122.0 million.

Net growth in Farm & Ranch loan purchases of $439.6 million increased 162% from fourth quarter 2018 primarily due to customer retention initiatives and an increased focus on product innovation, structure, and competitiveness.

Our USDA Guarantees line of business experienced net growth of $52.4 million during fourth quarter 2019, as $143.6 million of new business volume was offset in part by $91.2 million of maturities and repayments.

Outstanding business volume in our Rural Utilities line of business increased by $48.0 million during fourth quarter 2019, primarily due to $58.5 million of new loans purchased, including a $10.0 million participation interest in a solar project financing. This increase was offset by a $10.5 million net decrease in LTSPCs.

Our Institutional Credit line of business decreased by $298.0 million during fourth quarter 2019, due to the termination of a $300.0 million revolving floating rate AgVantage facility.

Spreads

Net interest income for fourth quarter 2019 was $49.4 million, compared to $42.2 million in the prior year period. The increase was primarily driven by net growth in outstanding business volume. Net interest yield was 0.95% for fourth quarter 2019, as compared to 0.93% in fourth quarter 2018.

Net effective spread, a non-GAAP measure, for fourth quarter 2019 was $46.0 million, a $7.1 million increase from $38.9 million in the prior year period. This increase was primarily attributable to growth in outstanding business volume, which increased net effective spread by approximately $4.5 million. In percentage terms, net effective spread was 0.95% for fourth quarter 2019 and 0.93% for fourth quarter 2018.

Earnings

Farmer Mac's net income attributable to common stockholders for fourth quarter 2019 were $29.1 million ($2.70 per diluted common share), a 49% increase from $19.6 million ($1.82 per diluted common share) in fourth quarter 2018. The $9.5 million increase was driven by a $5.7 million after-tax increase in net interest income and a $5.6 million after-tax increase in the fair value of undesignated financial derivatives due to fluctuations in long-term interest rates. These were partially offset by a $2.1 million after-tax increase in the provision for loan losses.

Farmer Mac's non-GAAP core earnings for fourth quarter 2019 was $24.5 million ($2.27 per diluted common share), a 20% increase from $20.5 million ($1.90 per diluted common share) in fourth quarter 2018. The $4.0 million year-over-year increase in core earnings was primarily due to a $5.6 million after-tax increase in net effective spread primarily resulting from an increase in outstanding business volume. The increase to core earnings was partially offset by a $2.1 million after-tax increase in the provision for loan losses.

Fiscal Year 2019 Results

Business Volume

Outstanding business volume was $21.1 billion as of December 31, 2019, which represents an increase of $1.4 billion from December 31, 2018 after taking into account all new business, maturities, and paydowns on existing assets. This increase was driven by net growth of $688.5 million in Rural Utilities, $543.0 million in Farm & Ranch, $104.6 million in USDA Guarantees, and $57.4 million in Institutional Credit.

The $688.5 million net growth in our Rural Utilities line of business during 2019 was primarily due to the purchase of a portfolio of participations in seasoned Rural Utilities loans in February of 2019 in the amount of $546.2 million.

The $543.0 million net increase in our Farm & Ranch line of business was comprised of a $688.2 million net increase in outstanding loan purchase volume, partially offset by a $145.3 million net decrease in loans under LTSPCs. Net growth of 15.0% in Farm & Ranch loan purchases over the twelve months ended December 31, 2019 compared favorably to the 2.3% net growth of the overall agricultural mortgage loan market over the twelve months ended September 30, 2019 (based on an analysis of bank and Farm Credit System call report data).

Our USDA Guarantees line of business grew by $104.6 million in 2019. This net portfolio growth was primarily due to product structure adjustments in the second half of 2019 to more effectively meet customer demands in an increasingly competitive environment and increased loan limits mandated by the 2018 Farm Bill.

Our Institutional Credit line of business increased by $57.4 million in 2019. This increase was primarily driven by the purchase of a new $325.0 million AgVantage security in the rural utilities industry in first quarter 2019, offset by the termination of a $300.0 million revolving floating rate AgVantage facility in fourth quarter 2019.

Spreads

Net interest income was $173.1 million for 2019, compared to $174.4 million for 2018. The overall net interest yield was 0.87% for 2019, compared to 0.96% for 2018. The $1.3 million decrease in net interest income in 2019 compared to 2018 was due to a $12.8 million decrease in net fair value changes from fair value hedge accounting relationships and a $5.2 million increase in funding and liquidity costs. These factors were partially offset by $15.1 million in net new business volume across all lines of business and the composition of existing Institutional Credit business volume and $1.6 million in various interest income fluctuations primarily related to prepayment activity. The 9 basis point decrease was primarily attributable to a 6 basis point decrease in net fair value changes from fair value hedge accounting relationships and a 5 basis point increase in funding and liquidity costs, partially offset by a 1 basis point increase from business volume.

Net effective spread, a non-GAAP measure, increased 12% to $168.6 million in 2019, compared to $151.2 million in 2018. This improvement was primarily due to a $14.2 million increase from net new business volume across all lines of business and the composition of existing Institutional Credit business volume, a $1.6 million increase in various interest income fluctuations primarily related to prepayment activity, and a $1.6 million decrease in non-GAAP funding costs. In percentage terms, net effective spread was 0.91% for both 2019 and 2018 primarily because the narrower spreads on our liquidity investment securities in 2019 were approximately matched by the effect in 2018 of the prepayment and full amortization of an interest-only strip from our liquidity investment portfolio.

Earnings

Net income attributable to common stockholders for 2019 was $93.7 million ($8.69 per diluted common share), compared to $94.9 million ($8.83 per diluted common share) for 2018. The difference was primarily due to a $2.5 million after-tax increase in the provision for loan losses, a $1.6 million after-tax increase in operating expenses, a $1.0 million after-tax decrease in net interest income, and a $0.8 million increase in preferred stock dividends. These factors were partially offset by a $7.1 million after-tax increase in the fair value of undesignated financial derivatives due to fluctuations in long-term interest rates.

Non-GAAP core earnings for 2019 were $93.7 million ($8.70 per diluted common share), a 12% increase from $84.0 million ($7.82 per diluted common share) in 2018. The year-over-year increase in core earnings was primarily due to a $13.8 million after-tax increase in net effective spread driven by higher business volume, partially offset by a $2.5 million after-tax increase in the provision for loan losses and a $1.6 million after-tax increase in operating expenses related to continued investments in technology and business infrastructure as well as increases in compensation and employee benefits expenses.

See "Use of Non-GAAP Measures" below for more information about core earnings, core earnings per share, and net effective spread and for reconciliations of the comparable GAAP measures to these non-GAAP measures.

Credit

As of December 31, 2019, Farmer Mac's allowance for losses was $12.6 million (0.16% of the Farm & Ranch portfolio), compared to $9.2 million (0.13% of the Farm & Ranch portfolio) as of December 31,

2018. The increase was primarily due to a specific reserve on a single specialized poultry loan, a decrease in overall credit quality, and net portfolio growth.

As of December 31, 2019, Farmer Mac's substandard assets were $310.0 million (4.0% of the Farm & Ranch portfolio), compared to $232.7 million (3.2% of the Farm & Ranch portfolio) as of December 31, 2018. The increase of $77.3 million in substandard assets during 2019 reflected an overall deterioration in the credit quality of the portfolio with more loans migrating into the substandard classification than migrating or paying off from the substandard classification. The percentage of substandard assets within the portfolio was at the historical average as of December 31, 2019.

As of December 31, 2019, Farmer Mac's 90-day delinquencies were $61.0 million (0.78% of the Farm & Ranch portfolio), compared to $26.9 million (0.37% of the Farm & Ranch portfolio) as of December 31, 2018. Across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.29% of total outstanding business volume as of December 31, 2019, compared to 0.14% as of December 31, 2018. Farmer Mac's 90-day delinquency rate remained below its historical average of 1.0% of the Farm & Ranch portfolio as of December 31, 2019.

Capital

As of December 31, 2019, Farmer Mac's core capital level was $815.4 million, which was $196.7 million above the minimum capital level required by our statutory charter. This compares to $727.6 million as of December 31, 2018, which was $182.6 million above the minimum capital requirement. Farmer Mac's Tier 1 capital ratio was 12.9% as of December 31, 2019. The increase in capital above the minimum capital level was due to the Board-authorized issuance of the Series D Preferred Stock in May 2019 and the increase in retained earnings partially offset by growth in our outstanding business volume and the redemption of the Series B Preferred Stock in June 2019.

Dividends

On February 24, 2020, Farmer Mac's board of directors declared a quarterly dividend of $0.80 per share on all three classes of common stock – Class A voting common stock (NYSE: AGM.A), Class B voting common stock (not listed on any exchange), and Class C non-voting common stock (NYSE: AGM). This quarterly dividend will be payable on March 31, 2020 to holders of record of common stock as of March 16, 2020. This is the eighth consecutive year that Farmer Mac has increased its quarterly common stock dividend, and Farmer Mac believes that the most recent increase is supported by Farmer Mac's earnings potential and overall capital position.

Farmer Mac's board of directors also declared a dividend on each of Farmer Mac's three classes of preferred stock. The quarterly dividend of $0.3672 per share of 5.875% Non-Cumulative Preferred Stock, Series A (NYSE: AGM.PR.A), $0.375 per share of 6.000% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C (NYSE: AGM.PR.C), and $0.35625 per share of 5.700% Non-Cumulative Preferred Stock, Series D (NYSE: AGM.PR.D) is for the period from but not including January 17, 2020 to and including April 17, 2020. The preferred dividends will be payable on April 17, 2020 to holders of record as of April 1, 2020.

Earnings Conference Call Information

The conference call to discuss Farmer Mac's 2019 financial results will be held beginning at 5:00 p.m. Eastern time on Tuesday, February 25, 2020 and can be accessed by telephone or live webcast as follows:

Telephone (Domestic): (888) 346-2616
Telephone (International): (412) 902-4254
Webcast: https://www.farmermac.com/investors/events-presentations/

When dialing in to the call, please ask for the "Farmer Mac Earnings Conference Call." The call can be heard live and will also be available for replay on Farmer Mac’s website for two weeks following the conclusion of the call.

More complete information about Farmer Mac's performance for fourth quarter and full year 2019 is in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2019 filed today with the SEC.

Use of Non-GAAP Measures

In the accompanying analysis of its financial information, Farmer Mac uses the following non-GAAP measures: "core earnings," "core earnings per share," and "net effective spread." Farmer Mac uses these non-GAAP measures to measure corporate economic performance and develop financial plans because, in management's view, they are useful alternative measures in understanding Farmer Mac's economic performance, transaction economics, and business trends. The non-GAAP financial measures that Farmer Mac uses may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of these non-GAAP measures is intended to be supplemental in nature and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.

Core earnings and core earnings per share principally differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding the effects of fair value fluctuations. These fluctuations are not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is expected.

Core earnings and core earnings per share also differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business. For example, we have excluded from core earnings the loss on retirement of preferred stock and the re-measurement of the deferred tax asset.

Farmer Mac uses net effective spread to measure the net spread Farmer Mac earns between its interest-earning assets and the related net funding costs of these assets. Net effective spread differs from net interest income and net interest yield because it excludes: (1) the amortization of premiums and discounts on assets consolidated at fair value that are amortized as adjustments to yield in interest income over the contractual or estimated remaining lives of the underlying assets; (2) interest income and interest expense related to consolidated trusts with beneficial interests owned by third parties, which are presented on Farmer Mac's consolidated balance sheets as "Loans held for investment in consolidated trusts, at amortized cost"; and (3) the fair value changes of financial derivatives and the corresponding assets or liabilities designated in a fair value hedge accounting relationship.

Net effective spread also principally differs from net interest income and net interest yield because it includes: (1) the accrual of income and expense related to the contractual amounts due on financial derivatives that are not designated in hedge accounting relationships ("undesignated financial derivatives"); and (2) the net effects of terminations or net settlements on financial derivatives. More information about Farmer Mac’s use of non-GAAP measures is available in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2019 filed today with the SEC.

For a reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings and of earnings per common share to core earnings per share, and net interest income and net interest yield to net effective spread, see "Reconciliations" below.

Forward-Looking Statements

Management's expectations for Farmer Mac's future necessarily involve assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events, both known and unknown, could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements in this release, including uncertainties about:

•the availability to Farmer Mac of debt and equity financing and, if available, the reasonableness of rates and terms;
•legislative or regulatory developments that could affect Farmer Mac, its sources of business, or the agricultural or rural utilities industries;
•fluctuations in the fair value of assets held by Farmer Mac and its subsidiaries;
•the level of lender interest in Farmer Mac's products and the secondary market provided by Farmer Mac;
•the general rate of growth in agricultural mortgage and rural utilities indebtedness;
•the effect of economic conditions and geopolitics on agricultural mortgage or rural utilities lending, borrower repayment capacity, or collateral values, including fluctuations in interest rates, changes in U.S. trade policies, fluctuations in export demand for U.S. agricultural products, and volatility in commodity prices;
•the degree to which Farmer Mac is exposed to interest rate risk resulting from fluctuations in Farmer Mac's borrowing costs relative to market indexes;
•developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;
•the effect of any changes in Farmer Mac's executive leadership; and
•other factors that could have a negative effect on agricultural mortgage lending or borrower repayment capacity, including the effects of weather and fluctuations in agricultural real estate values.

Other risk factors are discussed in "Risk Factors" in Part I, Item 1A in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2019. Considering these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release. The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise required by applicable law. The information in this release is not necessarily indicative of future results.

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of credit for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac's customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. For more than thirty years, Farmer Mac has been delivering the capital and commitment rural America deserves. More information about Farmer Mac (including the Annual Report on Form 10-K referenced above) is available on Farmer Mac's website at www.farmermac.com.

CONTACT:  Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of
	December 31, 2019	December 31, 2018
	(in thousands)
Assets:
Cash and cash equivalents	$604,381	$425,256
Investment securities:
Available-for-sale, at fair value	2,959,843	2,217,852
Held-to-maturity, at amortized cost	45,032	45,032
Total Investment Securities	3,004,875	2,262,884
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value	7,143,025	5,974,497
Held-to-maturity, at amortized cost	1,447,451	2,096,618
Total Farmer Mac Guaranteed Securities	8,590,476	8,071,115
USDA Securities:
Trading, at fair value	8,913	9,999
Held-to-maturity, at amortized cost	2,232,160	2,166,174
Total USDA Securities	2,241,073	2,176,173
Loans:
Loans held for investment, at amortized cost	5,390,977	4,004,968
Loans held for investment in consolidated trusts, at amortized cost	1,600,917	1,517,101
Allowance for loan losses	(10,454)	(7,017)
Total loans, net of allowance	6,981,440	5,515,052
Real estate owned, at lower of cost or fair value	1,770	128
Financial derivatives, at fair value	10,519	7,487
Interest receivable (includes $20,568 and $19,783, respectively, related to consolidated trusts)	199,195	180,080
Guarantee and commitment fees receivable	38,442	40,366
Deferred tax asset, net	16,510	6,369
Prepaid expenses and other assets	20,693	9,418
Total Assets	$21,709,374	$18,694,328

Liabilities and Equity:
Liabilities:
Notes payable:
Due within one year	$10,019,082	$7,757,050
Due after one year	9,079,566	8,486,647
Total notes payable	19,098,648	16,243,697
Debt securities of consolidated trusts held by third parties	1,616,504	1,528,957
Financial derivatives, at fair value	27,042	19,633
Accrued interest payable (includes $18,018 and $17,125, respectively, related to consolidated trusts)	106,959	96,743
Guarantee and commitment obligation	36,700	38,683
Accounts payable and accrued expenses	22,081	11,891
Reserve for losses	2,164	2,167
Total Liabilities	20,910,098	17,941,771
Commitments and Contingencies
Equity:
Preferred stock:
Series A, par value $25 per share, 2,400,000 shares authorized, issued and outstanding	58,333	58,333
Series B, par value $25 per share, 3,000,000 shares authorized, issued and outstanding as of December 31, 2018 (redemption value $75,000,000)	—	73,044
Series C, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,382	73,382
Series D, par value $25 per share, 4,000,000 shares authorized, issued and outstanding	96,659	—
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization, 9,180,744 shares and 9,137,550 shares outstanding, respectively	9,181	9,138
Additional paid-in capital	119,304	118,822
Accumulated other comprehensive (loss)/income, net of tax	(16,161)	24,956
Retained earnings	457,047	393,351
Total Equity	799,276	752,557
Total Liabilities and Equity	$21,709,374	$18,694,328

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$19,804	$16,498	$81,522	$55,179
Farmer Mac Guaranteed Securities and USDA Securities	81,267	77,474	333,896	290,953
Loans	61,883	52,481	229,675	198,152
Total interest income	162,954	146,453	645,093	544,284
Total interest expense	113,584	104,237	471,958	369,848
Net interest income	49,370	42,216	173,135	174,436
Provision for loan losses	(2,430)	(146)	(3,504)	(238)
Net interest income after provision for loan losses	46,940	42,070	169,631	174,198
Non-interest income:
Guarantee and commitment fees	3,401	3,506	13,666	13,976
Gains/(losses) on financial derivatives	4,089	(2,999)	5,282	(3,687)
Gains on trading securities	172	57	326	81
Losses on sale of available-for-sale investment securities	(236)	—	(236)	—
Losses on sale of real estate owned	—	—	—	(7)
Other income	526	118	1,904	1,377
Non-interest income	7,952	682	20,942	11,740
Non-interest expense:
Compensation and employee benefits	6,732	7,167	28,762	27,534
General and administrative	5,773	5,829	20,311	19,707
Regulatory fees	725	687	2,788	2,562
Real estate owned operating costs, net	—	—	64	16
Provision for/(release of) reserve for losses	421	20	(3)	97
Non-interest expense	13,651	13,703	51,922	49,916
Income before income taxes	41,241	29,049	138,651	136,022
Income tax expense	8,743	6,193	29,105	27,942
Net income attributable to Farmer Mac	32,498	22,856	109,546	108,080
Preferred stock dividends	(3,432)	(3,296)	(13,940)	(13,182)
Loss on retirement of preferred stock	—	—	(1,956)	—
Net income attributable to common stockholders	$29,066	$19,560	$93,650	$94,898

Earnings per common share:
Basic earnings per common share	$2.72	$1.84	$8.76	$8.91
Diluted earnings per common share	$2.70	$1.82	$8.69	$8.83

Reconciliations
Reconciliations of Farmer Mac's net income attributable to common stockholders to core earnings and core earnings per share are presented in the following tables along with information about the composition of core earnings for the periods indicated:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$29,066	$14,406	$19,560
Less reconciling items:
Gains/(losses) on undesignated financial derivatives due to fair value changes	4,469	(7,117)	(96)
Losses on hedging activities due to fair value changes	(220)	(4,535)	(853)
Unrealized gains on trading securities	172	49	57
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	40	(7)	67
Net effects of terminations or net settlements on financial derivatives	1,339	232	(312)
Issuance costs on the retirement of preferred stock	—	—	—
Income tax effect related to reconciling items	(1,218)	2,389	238
Sub-total	4,582	(8,989)	(899)
Core earnings	$24,484	$23,395	$20,459

Composition of Core Earnings:
Revenues:
Net effective spread(1)	$45,991	$42,461	$38,855
Guarantee and commitment fees(2)	5,432	5,208	5,309
Other(3)	100	389	(129)
Total revenues	51,523	48,058	44,035

Credit related expense/(income) (GAAP):
Provision for losses	2,851	623	166
REO operating expenses	—	—	—
Losses/(gains) on sale of REO	—	—	—
Total credit related expense/(income)	2,851	623	166

Operating expenses (GAAP):
Compensation and employee benefits	6,732	7,654	7,167
General and administrative	5,773	5,253	5,829
Regulatory fees	725	688	687
Total operating expenses	13,230	13,595	13,683

Net earnings	35,442	33,840	30,186
Income tax expense(4)	7,526	7,018	6,431
Preferred stock dividends (GAAP)	3,432	3,427	3,296
Core earnings	$24,484	$23,395	$20,459

Core earnings per share:
Basic	$2.29	$2.19	$1.92
Diluted	2.27	2.17	1.90
(1)Net effective spread is a non-GAAP measure. See "Use of Non-GAAP Measures" above for an explanation of net effective spread. See below for a reconciliation of net interest income to net effective spread.

(2)Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.
(3)Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and terminations or net settlements on financial derivatives, and reconciling adjustments to exclude fair value adjustments on financial derivatives and trading assets and the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities.
(4)Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings.

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Year Ended
	December 31, 2019	December 31, 2018
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$93,650	$94,898
Less reconciling items:
Gains on undesignated financial derivatives due to fair value changes	10,077	7,959
(Losses)/gains on hedging activities due to fair value changes	(9,010)	4,449
Unrealized gains/(losses) on trading securities	326	81
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(122)	(461)
Net effects of terminations or net settlements on financial derivatives	1,089	1,708
Issuance costs on the retirement of preferred stock	(1,956)	—
Income tax effect related to reconciling items	(496)	(2,885)
Sub-total	(92)	10,851
Core earnings	$93,742	$84,047

Composition of Core Earnings:
Revenues:
Net effective spread(1)	$168,608	$151,195
Guarantee and commitment fees(2)	21,335	20,733
Other(3)	1,775	520
Total revenues	191,718	172,448

Credit related expense (GAAP):
Provision for losses	3,501	335
REO operating expenses	64	16
Losses/(gains) on sale of REO	—	7
Total credit related expense	3,565	358

Operating expenses (GAAP):
Compensation and employee benefits	28,762	27,534
General and administrative	20,311	19,707
Regulatory fees	2,788	2,562
Total operating expenses	51,861	49,803

Net earnings	136,292	122,287
Income tax expense(4)	28,610	25,058
Preferred stock dividends (GAAP)	13,940	13,182
Core earnings	$93,742	$84,047

Core earnings per share:
Basic	$8.76	$7.89
Diluted	8.70	7.82
(1)Net effective spread is a non-GAAP measure. See "Use of Non-GAAP Measures" above for an explanation of net effective spread. See below for a reconciliation of net interest income to net effective spread.
(2)Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(3)Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and terminations or net settlements on financial derivatives, and reconciling adjustments to exclude fair value adjustments on financial derivatives and trading assets and the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities.
(4)Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings.

Reconciliation of GAAP Basic Earnings Per Share to Core Earnings Basic Earnings Per Share
	For the Three Months Ended			For the Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(in thousands, except per share amounts)
GAAP - Basic EPS	$2.72	$1.34	$1.84	$8.76	$8.91
Less reconciling items:
Gains/(losses) on undesignated financial derivatives due to fair value changes	0.42	(0.66)	(0.01)	0.94	0.75
(Losses)/gains on hedging activities due to fair value changes	(0.02)	(0.42)	(0.08)	(0.83)	0.41
Unrealized gains on trading securities	0.02	—	0.01	0.03	0.01
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	—	—	0.01	(0.01)	(0.04)
Net effects of terminations or net settlements on financial derivatives	0.13	0.02	(0.03)	0.10	0.16
Issuance costs on the retirement of preferred stock	—	—	—	(0.18)	—
Income tax effect related to reconciling items	(0.12)	0.21	0.02	(0.05)	(0.27)
Sub-total	0.43	(0.85)	(0.08)	—	1.02
Core Earnings - Basic EPS	$2.29	$2.19	$1.92	$8.76	$7.89

Shares used in per share calculation (GAAP and Core Earnings)	10,711	10,706	10,669	10,696	10,654

Reconciliation of GAAP Diluted Earnings Per Share to Core Earnings Diluted Earnings Per Share
	For the Three Months Ended			For the Year Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(in thousands, except per share amounts)
GAAP - Diluted EPS	$2.70	$1.33	$1.82	$8.69	$8.83
Less reconciling items:
Gains/(losses) on undesignated financial derivatives due to fair value changes	0.42	(0.66)	(0.01)	0.93	0.74
(Losses)/gains on hedging activities due to fair value changes	(0.02)	(0.42)	(0.08)	(0.83)	0.41
Unrealized gains on trading securities	0.02	—	0.01	0.03	0.01
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	—	—	0.01	(0.01)	(0.04)
Net effects of terminations or net settlements on financial derivatives	0.12	0.02	(0.03)	0.10	0.16
Issuance costs on the retirement of preferred stock	—	—	—	(0.18)	—
Income tax effect related to reconciling items	(0.11)	0.22	0.02	(0.05)	(0.27)
Sub-total	0.43	(0.84)	(0.08)	(0.01)	1.01
Core Earnings - Diluted EPS	$2.27	$2.17	$1.90	$8.70	$7.82

Shares used in per share calculation (GAAP and Core Earnings)	10,784	10,776	10,745	10,778	10,746

The following table presents a reconciliation of net interest income and net yield to net effective spread for the periods indicated:

Reconciliation of GAAP Net Interest Income/Yield to Net Effective Spread
	For the Three Months Ended						For the Year Ended
	December 31, 2019		September 30, 2019		December 31, 2018		December 31, 2019		December 31, 2018
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
Net interest income/yield	$49,370	0.95%	$40,112	0.78%	$42,216	0.93%	$173,135	0.87%	$174,436	0.96%
Net effects of consolidated trusts	(2,031)	0.03%	(1,859)	0.02%	(1,804)	0.04%	(7,669)	0.03%	(6,757)	0.04%
Expense related to undesignated financial derivatives	(725)	(0.02)%	(268)	—%	(2,161)	(0.06)%	(5,095)	(0.03)%	(11,685)	(0.07)%
Amortization of premiums/discounts on assets consolidated at fair value	58	—%	28	—%	(138)	—%	398	—%	417	0.01%
Amortization of losses due to terminations or net settlements on financial derivatives	30	—%	(42)	—%	(69)	—%	(68)	—%	(275)	—%
Fair value changes on fair value hedge relationships	(711)	(0.01)%	4,490	0.10%	811	0.02%	7,907	0.04%	(4,941)	(0.03)%
Net effective spread	$45,991	0.95%	$42,461	0.90%	$38,855	0.93%	$168,608	0.91%	$151,195	0.91%

The following table presents core earnings for Farmer Mac's reportable operating segments and a reconciliation to consolidated net income for the three months ended December 31, 2019:

Core Earnings by Business Segment
For the Three Months Ended December 31, 2019
	Farm & Ranch	USDA Guarantees	Rural Utilities	Institutional Credit	Corporate	Reconciling Adjustments		Consolidated Net Income
	(in thousands)
Net interest income	$18,674	$4,425	$4,195	$19,614	$2,462	$—		$49,370
Less: reconciling adjustments(1)(2)(3)	(2,300)	(62)	676	(1,606)	(87)	3,379		—
Net effective spread	16,374	4,363	4,871	18,008	2,375	3,379
Guarantee and commitment fees(2)	4,732	246	343	111	—	(2,031)		3,401
Other income/(expense)(3)	339	82	7	—	(328)	4,451		4,551
Non-interest income/(loss)	5,071	328	350	111	(328)	2,420		7,952

Provision for loan losses	(2,430)	—	—	—	—	—		(2,430)

Release of reserve for losses	(421)	—	—	—	—	—		(421)
Other non-interest expense	(4,927)	(1,478)	(1,303)	(1,920)	(3,602)	—		(13,230)
Non-interest expense(4)	(5,348)	(1,478)	(1,303)	(1,920)	(3,602)	—		(16,081)
Core earnings before income taxes	13,667	3,213	3,918	16,199	(1,555)	5,799	(5)	41,241
Income tax (expense)/benefit	(2,870)	(675)	(823)	(3,402)	244	(1,217)		(8,743)
Core earnings before preferred stock dividends	10,797	2,538	3,095	12,797	(1,311)	4,582	(5)	32,498
Preferred stock dividends	—	—	—	—	(3,432)	—		(3,432)
Segment core earnings/(losses)	$10,797	$2,538	$3,095	$12,797	$(4,743)	$4,582	(5)	$29,066

Total assets at carrying value	$5,408,302	$2,311,932	$1,717,405	$8,606,912	$3,664,823	$—		$21,709,374
Total on- and off-balance sheet program assets at principal balance	$7,776,950	$2,620,175	$2,280,571	$8,440,246	$—	$—		$21,117,942
(1)Excludes the amortization of premiums and discounts on assets consolidated at fair value, originally included in interest income, to reflect core earnings amounts.
(2)Includes the reclassification of interest income and interest expense from consolidated trusts owned by third parties to guarantee and commitment fees, to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee.
(3)Includes the reclassification of interest expense related to interest rate swaps not designated as hedges, which are included in "(Losses)/gains on financial derivatives" on the consolidated financial statements, to determine the effective funding cost for each operating segment.
(4)Includes directly attributable costs and an allocation of indirectly attributable costs based on employee headcount.
(5)Net adjustments to reconcile to the corresponding income measures: core earnings before income taxes reconciled to income before income taxes; core earnings before preferred stock dividends reconciled to net income; and segment core earnings reconciled to net income attributable to common stockholders.

Supplemental Information
The following table sets forth information about outstanding volume in each of Farmer Mac's four lines of business as of the dates indicated:

Lines of Business - Outstanding Business Volume
	As of December 31, 2019	As of December 31, 2018
	(in thousands)
Farm & Ranch:
Loans	$3,675,640	$3,071,222
Loans held in trusts:
Beneficial interests owned by third party investors	1,600,917	1,517,101
LTSPCs	2,393,071	2,509,787
Guaranteed Securities	107,322	135,862
USDA Guarantees:
USDA Securities	2,199,072	2,120,553
Farmer Mac Guaranteed USDA Securities	421,103	395,067
Rural Utilities:
Loans	1,671,293	938,843
LTSPCs(1)	609,278	653,272
Institutional Credit
AgVantage Securities	8,440,246	8,082,817
Revolving floating rate AgVantage facility(2)	—	300,000
Total	$21,117,942	$19,724,524
(1)Includes $20.0 million and $17.0 million related to one-year loan purchase commitments on which Farmer Mac receives a nominal unused commitment fee as of December 31, 2019 and 2018, respectively.
(2)During 2019, the facility was drawn on two separate occurrences for $100.0 million and $150.0 million and later repaid. During 2018, $100.0 million of this facility was drawn and later repaid. The facility was terminated during fourth quarter 2019.

The following table presents the quarterly net effective spread by segment:

	Net Effective Spread by Line of Business
	Farm & Ranch		USDA Guarantees		Rural Utilities		Institutional Credit		Corporate		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
December 31, 2019(1)	$16,374	1.90%	$4,363	0.78%	$4,871	1.17%	$18,008	0.85%	$2,375	0.27%	$45,991	0.95%
September 30, 2019	13,181	1.66%	4,314	0.79%	4,502	1.16%	17,807	0.84%	2,657	0.30%	42,461	0.90%
June 30, 2019	13,335	1.72%	4,097	0.76%	3,996	1.10%	17,371	0.82%	2,556	0.34%	41,355	0.91%
March 31, 2019	12,737	1.70%	3,964	0.74%	3,233	1.12%	16,373	0.79%	2,494	0.35%	38,801	0.89%
December 31, 2018	13,288	1.79%	4,630	0.85%	2,833	1.19%	15,751	0.80%	2,353	0.36%	38,855	0.93%
September 30, 2018	13,887	1.91%	4,627	0.86%	2,877	1.18%	15,642	0.78%	2,044	0.30%	39,077	0.93%
June 30, 2018	13,347	1.86%	4,398	0.83%	2,923	1.15%	15,220	0.76%	274	0.04%	36,162	0.86%
March 31, 2018	12,540	1.80%	4,400	0.82%	2,950	1.12%	14,824	0.78%	2,387	0.36%	37,101	0.91%
December 31, 2017	12,396	1.80%	4,979	0.93%	3,057	1.14%	14,800	0.78%	2,235	0.35%	37,467	0.93%
(1)See above for a reconciliation of GAAP net interest income by line of business to net effective spread by line of business for the three months ended December 31, 2019.

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders:

Core Earnings by Quarter Ended
	December 2019	September 2019	June 2019	March 2019	December 2018	September 2018	June 2018	March 2018	December 2017
	(in thousands)
Revenues:
Net effective spread	$45,991	$42,461	$41,355	$38,801	$38,855	$39,077	$36,162	$37,101	$37,467
Guarantee and commitment fees	5,432	5,208	5,276	5,419	5,309	5,170	5,171	5,083	5,157
Other	100	389	777	509	(129)	110	111	428	69
Total revenues	51,523	48,058	47,408	44,729	44,035	44,357	41,444	42,612	42,693

Credit related expense/(income):
Provision for/(release of) losses	2,851	623	420	(393)	166	(3)	582	(410)	464
REO operating expenses	—	—	64	—	—	—	—	16	—
Losses/(gains) on sale of REO	—	—	—	—	—	41	(34)	—	(964)
Total credit related expense/(income)	2,851	623	484	(393)	166	38	548	(394)	(500)

Operating expenses:
Compensation and employee benefits	6,732	7,654	6,770	7,606	7,167	6,777	6,936	6,654	5,247
General and administrative	5,773	5,253	4,689	4,596	5,829	4,350	5,202	4,326	4,348
Regulatory fees	725	688	687	688	687	625	625	625	625
Total operating expenses	13,230	13,595	12,146	12,890	13,683	11,752	12,763	11,605	10,220

Net earnings	35,442	33,840	34,778	32,232	30,186	32,567	28,133	31,401	32,973
Income tax expense	7,526	7,018	7,351	6,715	6,431	6,891	5,477	6,259	11,796
Preferred stock dividends	3,432	3,427	3,785	3,296	3,296	3,295	3,296	3,295	3,296
Core earnings	$24,484	$23,395	$23,642	$22,221	$20,459	$22,381	$19,360	$21,847	$17,881

Reconciling items:
Gains/(losses) on undesignated financial derivatives due to fair value changes	4,469	(7,117)	10,485	2,240	(96)	3,625	6,709	(2,279)	(261)
(Losses)/gains on hedging activities due to fair value changes	(220)	(4,535)	(1,438)	(2,817)	(853)	1,051	1,687	2,564	(3)
Unrealized gains/(losses) on trading assets	172	49	61	44	57	(3)	11	16	60
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	40	(7)	(139)	(16)	67	(38)	196	(686)	(129)
Net effects of terminations or net settlements on financial derivatives	1,339	232	(592)	110	(312)	546	232	1,242	632
Issuance costs on the retirement of preferred stock	—	—	(1,956)	—	—	—	—	—	—
Re-measurement of net deferred tax asset due to enactment of new tax legislation	—	—	—	—	—	—	—	—	(1,365)
Income tax effect related to reconciling items	(1,218)	2,389	(1,759)	92	238	(1,088)	(1,855)	(180)	(105)
Net income attributable to common stockholders	$29,066	$14,406	$28,304	$21,874	$19,560	$26,474	$26,340	$22,524	$16,710